Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF INFINEW LIMITED

The name, business address, present principal employment and citizenship of the sole director of Infinew Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Katherine Wang	Room 5031, 5/F, Yau Lee Center, No. 45 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong SAR	Director of Infinew Limited	The Republic of Guinea-Bissau

Infinew Limited is 100% owned by Ms. Katherine Wang. Ms. Wang is the sole director of Infinew Limited.